ASSIGNMENT AGREEMENT
                            (Durham, North Carolina)

     THIS ASSIGNMENT AGREEMENT made this 3rd day of July, 1996, by and between CareMatrix of Massachusetts, Inc. (f/k/a CareMatrix Corporation), a Delaware corporation ("Assignor"), and Chancellor of Massachusetts, Inc., a Delaware corporation ("Assignee").

                              W I T N E S S E T H

     WHEREAS, Assignor has entered into that certain Purchase Agreement (the "Purchase Agreement"), dated May 29, 1996, relating to a certain parcel of land located in Durham, North Carolina (the "Land"), a copy of which is attached hereto as Exhibit A;

     WHEREAS, Assignor intends to develop the Land for an assisted/independent living facility consisting of approximately one hundred forty-eight (148) units (the "Project");

     WHEREAS, upon the completion of construction of the Project, Assignor intends to provide operational management services for the Project; and

     WHEREAS, Assignor desires to assign its rights and obligations under the Purchase Agreement to Assignee, and Assignee desires to assume such rights and obligations.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof, all of the right, title and interest of Assignor in, to and under the Purchase Agreement, and Assignee hereby accepts the within assignment and assumes and agrees with Assignor, to perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Purchase Agreement on the part of Assignor thereunder to be performed on and after the date hereof in the same manner and with the same force and effect as if Assignee had originally executed the Purchase Agreement.

     2. Assignor and Assignee agree that Assignor shall act as developer of the Project pursuant to a turnkey development agreement in form and substance reasonably satisfactory to each of Assignor and Assignee.

     3. Assignor and Assignee agree that Assignor shall, upon completion of construction of the Project, provide operational management services for the Project pursuant to a management agreement in form and substance reasonably satisfactory to each of Assignor and Assignee.

     4. Assignor agrees to indemnify and hold harmless Assignee from and against any and all Claims (as defined in paragraph 6 hereof) accruing or arising under the Purchase Agreement on or before the date hereof.

     5. Assignee agrees to indemnify and hold harmless Assignor from and against any and all Claims accruing or arising under the Purchase Agreement after the date hereof.

     6. For the purposes of this Agreement, the term "Claims" means all costs, claims, obligations, damages, penalties, losses, injuries, liabilities and expenses (including, without limitation, reasonable legal fees and expenses).

     7. This Agreement (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, (ii) shall be governed by the laws of the Commonwealth of Massachusetts, and (iii) may not be modified orally, but only by a writing signed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                   ASSIGNOR:
                                   CAREMATRIX OF MASSACHUSETTS, INC.

                                   By:   /s/ James M. Clary
                                       ----------------------------------
                                       Name: James M. Clary
                                       Title:

                                   ASSIGNEE:
                                   CHANCELLOR OF MASSACHUSETTS, INC.

                                   By:   /s/ James M. Clary
                                       ----------------------------------
                                       Name: James M. Clary
                                       Title:

                                                                       Exhibit A

                           PURCHASE AND SALE AGREEMENT

     AGREEMENT made as of the 29 day of May, 1996 by and between CAREMATRIX CORPORATION, a Delaware corporation (including any and all nominees permitted hereunder, "Buyer"), having an address at 197 First Avenue, Needham, Massachusetts 02194, and GARY M. HOCK, an individual ("Seller"), having an address at do Hock Development Corporation, 4117 North Roxboro Road, Durham, North Carolina 27704.

                              W I T N E S S E T H

     In consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

     1. AGREEMENTS TO SELL AND PURCHASE; DESCRIPTION OF PROPERTY; NOMINEE.

     (a) Purchase and Sale. Seller agrees to convey to Buyer and Buyer hereby agrees to purchase from Seller, for the price and upon the terms and conditions set forth herein, the land located at the intersection of Ben Franklin Blvd. and Danube Lane (a/k/a Duke Lane) in Durham, North Carolina, containing approximately 9.25 acres of land, described on the plan attached hereto and made a part hereof as Exhibit 1.1, and all easements and rights of way appurtenant to such land, and all of Seller's right, title and interest in and to any alleys, strips and gores abutting or adjoining such land and in and to any highways, streets, and ways abutting or adjoining the Land (hereinafter, collectively, the "Property"). For title reference purposes, see deed(s) recorded in the Durham County Registry of Deeds in Book 2151 at Page 934 of which the Property forms a portion. Buyer and Seller acknowledge and agree that the final legal description of the Property will be as set forth in the Survey (as hereinafter defined), which description shall be acceptable to each of Buyer and Seller; and

     (b) Intended Use. Seller understands and acknowledges that Buyer intends to develop and use the Property as a 148-unit independent and assisted living facility, together with related improvements, parking, and landscaping (the "Intended Use"). Notwithstanding anything herein to the contrary, Seller makes no representation or warranty that the Property is suitable for the Intended Use, including, without limitation, zoning, subdivision, land use laws, rules, regulating licenses and permits.

     (c) Nominee. Seller acknowledges and agrees that Buyer shall have the right to designate a nominee to take title to the Property by notice to Seller given not later than the Closing Date (as defined below).

     2. PURCHASE PRICE; DEPOSIT; ADJUSTMENTS; ESCROW.

     (a) Purchase Price: The agreed purchase price for the Property (the "Purchase Price") is ONE MILLION TWO HUNDRED EIGHTY-FIVE THOUSAND DOLLARS ($l,285,000), which Purchase Price shall be payable as follows:

          (i) a deposit (the "Deposit") in the amount of FIFTY THOUSAND DOLLARS ($50,000) has been paid prior to the date hereof, and is to be delivered to Seller by the Escrow Agent at the time of delivery and recording of the Deed (as defined below); and

          (ii) ONE MILLION TWO HUNDRED THIRTY-FIVE THOUSAND DOLLARS ($1,235,000) is to be paid by Buyer to Seller at the time of delivery and recording of the Deed (as defined below) in cash or by certified, cashier's, treasurer's or bank check or checks or by wire transfer to an account designated by Seller, which designation shall be made not less than 72 hours prior to the Closing Date.

     (b) Deposit. (i) The Deposit shall be held in an interest-bearing escrow account as provided in Section 2(d) below, subject to the terms of this Agreement, and shall be duly accounted for at the Closing (as defined below). All interest on the Deposit is to be accounted for and shared equally between Buyer and Seller if the Closing occurs; or paid to Buyer if the Deposit is returned to Buyer under the terms of this Agreement; or if Seller shall retain the Deposit under the provisions of Section 9(b) hereof, then the entire amount of the interest shall be paid to Seller.

          (ii) If Buyer exercises any of Buyer's options to terminate this Agreement within the time periods provided herein, then the Deposit and all other payments made to Seller by Buyer hereunder shall be promptly refunded in full by Seller to Buyer, but in no event later than ten (10) calendar days after such notice of termination is given. Notwithstanding the foregoing, the Non-Refundable Deposit (as hereinafter defined), if paid, shall only be refunded to Buyer in the event that Buyer has terminated this Agreement as a result of a default by Seller or as a result of the failure of Seller to otherwise perform its obligations hereunder. If Seller fails to authorize the Escrow Agent (as defined below) to make said refund when due unless Seller is disputing the same in good faith, Seller shall be responsible to pay Buyer interest on such funds at a rate per annum equal to the Prime Rate or Base Rate of The Bank of Boston plus ten percent (10%) per annum, commencing upon the date notice of termination is given and continuing until said refund has been made in full and shall also be responsible for all reasonable attorneys' fees and expenses and other expenses, costs and disbursements incurred by Buyer in connection with the collection thereof, whether or not suit is commenced.

     (c) Adjustments. The Purchase Price shall be adjusted to reflect the following:

          (i) Real property taxes with respect to the Property for the then current fiscal tax period, shall be apportioned as of the Closing Date, and the net amount shall be added to or deducted from the Purchase Price, as the case may be.

          (ii) If, on the Closing Date, the amount of real property taxes for the then current fiscal tax period is not known or is estimated, the apportionment of real property taxes called for herein shall be made on the basis of the real property taxes for the preceding fiscal tax period or estimate, respectively, and an appropriate reapportionment shall be made as soon as the new rate and valuation can be ascertained for the then current fiscal tax period for any increase or decrease (other than one attributable to the Buyer's proposed use of the Property) in real estate taxes which may occur after the Closing Date.

          (iii) Each party shall pay its own attorney's fees incurred in connection with the negotiation of this Agreement and consummation of the transactions contemplated by this Agreement, except as otherwise expressly provided herein. Seller shall pay the cost of all deed stamps or transfer taxes assessed with respect to the sale of the Property, and recording fees for releases and other documents required to clear title, if any. Buyer shall pay for recording costs of the Deed and any loan documents relating to Buyer's financing for the Property, as well as the costs of any survey, owner's or lender's title insurance policy, environmental site assessment or appraisal which Buyer may elect to obtain in connection with its acquisition of the Property.

          (iv) Except as provided above, at any time following the making of any of the adjustments to the Purchase Price, the amount thereof shall prove to be incorrect, or it should be discovered that some adjustment which should have been made was inadvertently omitted altogether, the party in whose favor the error was made shall pay the sum necessary to correct such error to the other party promptly following receipt of notice of such error from such other party. The provisions of this Section 2(c)(iv) shall survive the delivery of the Deed for one (1) year.

     (d) Escrow Account (i) The Deposit shall be held by First American Title Insurance Company, One Financial Center, Boston, Massachusetts 02111, as escrow agent (the "Escrow Agent"), in an interest-bearing account. Such account shall be maintained until the Deposit and the interest thereon have been delivered to Buyer, Seller or a court of competent jurisdiction in accordance with the provisions of this Agreement, and shall terminate on the date of such delivery.

          (ii) The Escrow Agent shall account for the Deposit in accordance with the terms of this Agreement, or in such other manner as may be directed in a joint written notice from Seller and Buyer directing some other disbursement of the Deposit. If the Escrow Agent receives written notice from either Buyer or Seller that the other party has defaulted in the performance of its obligations under this Agreement or has failed to fulfill its obligations hereunder or that any condition to the performance of obligations under this Agreement has not been fulfilled within the time period stipulated, which notice shall describe in reasonable detail such default, failure or non-performance, then the Escrow Agent shall (A) promptly give notice to the party alleged to have defaulted or to have failed to fulfill its obligation of the Escrow Agent's receipt of such notice from the other party and shall enclose a copy of such notice from the other party, and (B) subject to the provisions of Section 2(d)(iii) below which shall apply if a conflict arises, on the fourteenth (14th) day after the giving of the notice referred to in clause (A) above, deliver the Deposit and the interest thereon to the party claiming the right to receive it.

          (iii) If the Escrow Agent is uncertain as to its duties or actions hereunder, or receives instructions or a notice from Buyer or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of the Escrow Agent, are in conflict with any of the provisions of this Agreement, it shall be entitled to take any of the following courses of action: (A) hold the Deposit as provided above in this Section 2(d) and decline to take any further action until the Escrow Agent receives a joint written direction from Buyer and Seller or an order of a court of competent jurisdiction directing the disbursement of the Deposit, in which case the Escrow Agent shall then disburse the Deposit in accordance with such direction; (B) in the event of litigation between Buyer and Seller, deliver the Deposit and all interest thereon to the clerk of any court in which such litigation is pending; or (C) deliver the Deposit and all interest thereon to a court of competent jurisdiction and commence an action for interpleader in such court, whereupon the Escrow Agent shall have no further duty with respect to the Deposit.

          (iv) The Escrow Agent shall not be liable for any action taken or omitted in good faith and may rely, and shall be protected in acting or refraining from acting in reliance, upon an opinion of counsel and upon any directions, instructions, notices, certificates, instruments, requests, papers or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties.

          (v) Notwithstanding any other provisions of this Agreement, Buyer and Seller jointly indemnify and hold harmless the Escrow Agent against any losses, costs, liabilities, claims and expenses incurred by the Escrow Agent arising out of or in connection with its services under the terms of this Agreement, including the costs and expenses of any interpleader action involving the Deposit or of defending itself against any claim or liability. However, the Escrow Agent will not charge any fee for its normal services hereunder as Escrow Agent.

     3. CLOSING; EXTENSIONS.

     (a) Closing Date and Place. The time for the delivery of the Deed and for the performance of the other terms and conditions of this Agreement (the "Closing"), shall be 12:00 Noon on December 5, 1996 (as the same may be extended pursuant to the provisions hereof, the "Closing Date") at the offices of Hutson Hughes & Powell, P.A., 300 West Morgan Street, Durham, North Carolina 27702, or at such other place or time as shall be mutually agreed upon in writing by Buyer and Seller. It is agreed that time is of the essence.

     (b) Extension of Closing Date. Buyer shall have the right to extend the Closing Date and each subsequent extended date of the Closing in order to satisfy the conditions set forth in section 5(b)(v) hereof by written notice to Seller given at least five (5) days in advance of the then applicable Closing Date; however, no such extension may be made which will postpone the Closing Date to a date subsequent to February 5, 1997. Each such extension notice shall be accompanied by a payment to Seller in the amount of $5,000 (the "Non-Refundable Deposit") for each thirty (30) day period (or fraction thereof) included within the extension set forth in such notice. Any and all such extension payments shall be non-refundable if the Closing does not occur (except in the event of Seller's default or Seller's inability to otherwise comply with its obligations hereunder), but shall be credited in full against the Purchase Price if the Closing does occur.

     4. REPRESENTATIONS AND WARRANTIES.

     (a) Representations and Warranties of Seller. Seller warrants and represents to, and covenants and agrees with, Buyer as of the date hereof (and on the Closing Date shall reaffirm all such representations, covenants and warranties as of that date), as follows; provided, however, that the following shall exclude matters caused by Buyer in the exercise of its rights hereunder prior to the Closing:

          (i) Seller holds the entire ownership interest in the Property and all rights appurtenant thereto, and the signature of no other party is required to convey any of such interests and rights.

          (ii) Subject to Buyer's ability to obtain subdivision approval as hereinafter provided, Seller has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. Subject to Buyers ability to obtain subdivision approval as hereinafter provided, the execution by Seller and delivery of this Agreement, and the performance by Seller of its obligations hereunder, will not conflict with, or result in a breach of, any of the terms, covenants and provisions of any agreement or instrument to which Seller is a party or by which it is bound, or, to the best of Seller's knowledge, any permit or any Governmental Regulation (as defined below), regulation, order, judgment, writ, injunction or decree of any court or governmental authority.

          (iii) Subject to Buyer's ability to obtain subdivision approval as hereinafter provided, no consent, approval or other authorization of, or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution, delivery and performance of this Agreement by Seller or for the validity or enforceability thereof against Seller

          (iv) Seller has received no uncured notices, suits, orders, decrees or judgments relative to violations of, nor to the best of Seller's knowledge, are there any other violations of, (A) any easement, restrictive covenant or other matter of record affecting the Property or any part thereof, or

(B) any laws, statutes, ordinances, codes, regulations, rules, orders, or other requirements of any local, state or federal authority or any other governmental entity or agency having jurisdiction over the Property or any part thereof, including, without limitation, any of the foregoing affecting zoning, subdivision, building, health, traffic or flood control matters (all of the foregoing, collectively, "Governmental Regulations").

          (v) There are no other suits, actions or proceedings pending or, to the best of Seller's knowledge, threatened, against or affecting the Property or any of the transactions provided for herein before any court or administrative agency or officer, and Seller is not in default with respect to any judgment, order, writ, injunction, rule or regulation of any court or governmental agency or office to which Seller is subject in any way affecting the Property or any of the transactions provided for herein.

          (vi) There are not presently pending or, to the best of Seller's knowledge, threatened with respect to the Property (A) any special assessments (except those which may arise from Buyer's development and utilization of the Property), or (B) any condemnation or eminent domain proceedings.

          (vii) Seller is familiar with the provisions of Sections 897 and 1445 of the Internal Revenue Code (the "Code"), and Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Code.

          (viii) Except for the Declaration (as hereinafter defined), there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or oral) with regard to the Property.

          (ix) There are no monetary liens currently affecting the Property.

          (x) Prior to the Closing, Seller shall perform the Seller's obligations set forth in Section 5(a)(ix) hereof, such that the Property will have adequate, direct, indefeasible legal and practical access of record for ingress from and egress to a public way at or prior to the Closing.

          (xi) Seller has received no uncured notices, suits, orders, decrees or judgments relative to violations of Government Regulations which relate to hazardous waste, hazardous substance or oil or hazardous materials in, on or under the Property nor has Seller has never generated, stored (except in material compliance with Governmental Regulations), handled or disposed of any hazardous substance, hazardous waste, hazardous materials or oil (as any of such terms are defined under applicable Governmental Regulations) in, on or under the Property, and, to the best of Seller's knowledge, without any independent inquiry, there has been no release of any such hazardous substance, hazardous waste, hazardous materials or oil into the environment from the Property, or in, on or under the Property.

     (b) Representations and Warranties of Buyer. Buyer warrants and represents to, and covenants and agrees with, Seller as follows:

          (i) Buyer has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder, have been or will be duly authorized by all necessary corporate action at the Closing Date; and this Agreement and Buyer's performance hereunder will not conflict with, or result in a breach of, any of the terms, covenants and provisions of the Articles of Organization or By-Laws of Buyer, as same may have been amended or, to the best of Buyer's knowledge, or order, judgment, writ, injunction or decree of any court or any agreement or instrument to which Buyer is a party or by which it is bound.

          (ii) The officer signing this Agreement on behalf of Buyer is duly authorized to execute the same on behalf of Buyer and Buyer shall provide a corporate resolution to such effect at the Closing.

     (c) Liability for Warranties and Representations. Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities, damages, expenses and fees, including without limitation, reasonable attorneys' fees and expenses, incurred by Buyer as the result of the failure of any of Seller's warranties and representations contained in this
Article 4. Conversely, Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, losses, liabilities, damages, expenses and fees, including without limitation, reasonable attorneys' fees and expenses, incurred by Seller as the result of the failure of any of Buyer's warranties and representations contained in this Article 4. The provisions of this Article 4 shall survive the delivery of the Deed for one (1) year.

     5. RIGHTS AND OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING: CONDITIONS TO CLOSING.

     (a) Seller's Covenants. Seller covenants that between the date of this Agreement and the Closing:

          (i) Buyer and its representatives, agents, contractors, architects and engineers, and each of their respective officers, directors, agents, employees, representatives, and designees shall, upon prior notice to Seller, have access to the Property at any time and from time to time, at Buyer's sole cost and expense: (A) to show the Property to third parties (including, without limitation, contractors, engineers, architects, attorneys, insurers, banks and other lenders or investors, and prospective tenants, occupants or buyers) and
(B) to perform any and all tests, borings, inspections, environmental site assessments and measurements which Buyer reasonably deems necessary or appropriate hereunder, including without limitation, for purposes of locating all utility conduits serving the Property, making soil borings, performing soil compaction tests, performing mechanical or structural inspections, conducting any of the other tests described in Section 5(b) below, and making such surveys and other topographical and engineering studies, and other tests, surveys and studies as Buyer or Buyer's lender may deem necessary or appropriate. Promptly following such tests and surveys, Buyer shall restore any disturbed Property to its condition prior to such tests and surveys and shall promptly remove or bond off any liens resulting therefrom after receipt of written notice thereof from Seller. In the event that Buyer fails to so restore the Property or remove or bond off any such liens within thirty (30) days after written notice from Seller, Seller may, unless Buyer is disputing the same in good faith, apply that portion of the Deposit as shall be necessary to restore the Property or remove or bond off any such liens. Buyer hereby indemnifies and holds Seller harmless from any cost or expense (including, without limitation, reasonable attorney's fees) suffered or incurred by Seller caused by the entry upon the Property prior to the Closing by Buyer, its agents, servants and employees, including but not limited to, any injury to any person arising therefrom, for a period of one (1) year (which shall be deemed to include any claim raised during such one (1) period notwithstanding that such claim may be settled after such one (1) year period) following the Closing or the earlier termination hereof.

          (ii) Buyer may discuss the Project and/or the Property, upon notice to the Seller with Seller having the right to participate therein, with any federal, county, state or local officials or authorities concerning variances, permits, certificates, consents, approvals, and other Governmental Regulations for the use, operation, leasing and/or sale of the Property.

          (iii) Promptly upon its execution hereof (to the extent the same have not been previously delivered to Buyer), Seller will furnish to Buyer for Buyer's review and approval complete and accurate copies of all records and documentation and all information, in its possession (and as to title information in the possession of Seller's attorney) concerning the ownership and condition of the Property (for informational purposes, without warranty or representation regarding its accuracy), including, without limitation, any available plans and surveys, engineering reports, recorded title documents, title abstracts and title insurance policies, soil tests, service contracts, environmental site assessments, permits, approvals and building specifications, and such other available items as requested by Buyer. Except as necessary in connection with the permitting and approval process for the Project, Buyer will hold all such documents, data and information obtained solely from Seller, confidential. Upon the consummation of the Closing or the termination of this Agreement as provided herein, Buyer will promptly return to Seller all such information obtained from Seller.

          (iv) Seller shall not permit any new occupancy of, or enter into any new lease for, space in or on the Property, or any portion thereof, or enter into or renew any management, maintenance or other agreement affecting the Property, or enter into or renew any management, maintenance or other agreement affecting the Property, unless Buyer has previously approved such occupancy, lease or agreement in writing. Seller shall not modify its correct level of maintenance of the Property.

          (v) If filed prior to the Closing, Seller shall prosecute, and shall not withdraw, settle or otherwise compromise, any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Buyer. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Buyer, after deducting the expenses of collection thereof, which obligation shall survive the Closing.

          (vi) Seller shall not execute any new mortgage of the Property or otherwise encumber the Property in an amount which, together with the amount of all other monetary liens, will exceed the net amount of the Purchase Price to be received by Seller at the Closing, after deduction (if any) for the adjustments described in Section 2(c) above and payment of the broker's commission, if any, described in Section 8(e) below or create any other new encumbrance or restriction affecting the Property other than the Declaration.

          (vii) Seller shall not modify or alter the Property in any material respect.

          (viii) The Seller shall deliver to the Buyer at or prior to the Closing, in recordable form and in such other form and substance reasonably satisfactory to the Buyer and Seller, an agreement (the "Restriction Agreement") restricting the remaining portion of the land other than the Property (the "Remaining Land") in the park known as "Independence Park" (and shown on the Master Plan for such park) owned or controlled by the Seller or any affiliate, from being used for the construction, operation or development of an independent or assisted living facility for a period commencing on the date of the Closing and ending on the earlier to occur of (i) six (6) years thereafter, or (ii) the date (the "Outside Date") on which the Property is no longer operated for the Intended Use (or any similar use) (the "Restriction Period") and restricting the Seller (or any affiliate) from entering into any agreement for the sale of the Remaining Land for any such use.

          (ix) As a condition to Buyer's obligation to close hereunder, Seller shall at its sole cost and expense prior to the Closing, complete the construction of Ben Franklin Blvd. and Danube Lane as shown on Exhibit 1.1 attached hereto, but only in the event that completion of the same is required under any Governmental Regulation affecting the Property or Independence Park, or is required in order to permit Buyer to develop the Property for its Intended Use. In the event that completion of such streets is not so required, Seller shall (A) complete the construction of Ben Franklin Blvd. to a point which is at least fifty (50) feet beyond the easterly portion of Buyer's proposed driveway, and (B) remove any debris, grade, topsoil and seed the remaining portion of Ben Franklin Blvd.

     (b) Certain Conditions to Buyer's Obligations. In addition to the other conditions to be satisfied hereunder, Buyer's obligations hereunder are expressly contingent upon fulfillment of all of the following terms and conditions:

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

          (i) Buyer may make or cause to be made all site assessments, tests, borings and inspections it deems necessary to determine if there are any "hazardous wastes", "hazardous substances", "oil" or "hazardous materials" (as all those terms are defined under applicable Governmental Regulations), or any medical wastes, radioactive materials, lead, asbestos, urea formaldehyde, or radon, in, on, about, under or in the area of the Property, and shall be satisfied in its sole discretion with the results of all such site assessments, tests, borings and inspections.

          (ii) Buyer may make or cause to be made an instrument survey of the Property prior to July 31, 1996 (and updated on the Closing Date), and such survey shall disclose no matters affecting the Property which are reasonably determined by Buyer to adversely affect the title or value of the Property or the use of the Property for the Intended Use (the "Survey").

          (iii) Buyer shall have obtained a commitment from a title insurance company selected by Buyer pursuant to which such company agrees to insure title to the Property, at normal premium and endorsement rates, in an ALTA form, which commitment shall delete the printed exceptions for mechanics' and materialmans' liens, parties in possession and surveys, shall include a so-called Comprehensive Endorsement, and shall (A) affirmatively insure that there will be no violation of any applicable restrictions pertaining to the Property if used, operated, leased and/or sold as contemplated herein, (B) insure that the Property has legal and actual access to an identified public roadway, (C) provide that all such affirmative coverage's will be available to future purchasers and their mortgagees at normal premium rates, and (D) provide such other affirmative coverage 5 as Buyer may reasonably require. On or before July 31, 1996 (except with respect to matters which first become known to Buyer in any updates of the commitment, as to which Buyer shall have the later of ten
(10) days after receiving notice of same or the Closing to notify Seller of any objections to such matters), Buyer shall notify Seller in writing of any items in such commitment to which Buyer objects ("Title Defects"). Buyer and Seller acknowledge and agree that the Restriction Agreement and the items set forth in Sections 6(a)(ii)(A)(I)-(VI) shall not be deemed to be Title Defects and shall be included within the definition of Permitted Encumbrances (as defined below). Seller shall use diligent efforts to cure any Title Defects within thirty (30) days after receipt of such notice. In the event that Seller fails to so cure any such Title Defects to Buyer's and Buyer's title company's satisfaction, then Buyer shall have the right (y) to terminate this Agreement, and the Deposit and the Non-Refundable Deposit, if paid, together with all interest thereon, shall be immediately refunded to Buyer, whereupon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto except for those obligations which expressly survive the termination hereof, or (z) accept title to, and possession of, the Property subject to the Title Defects without any reduction of the Purchase Price. Any items as to which Buyer does not object or to which Buyer agrees to waive its right to terminate this Agreement shall be hereinafter referred to as "Permitted Encumbrances".

          (iv) Buyer shall have obtained surveys, engineering reports, percolation tests, commitment letters and other evidence satisfactory to Buyer indicating that: (A) the Property contains or is serviced by adequate water supplies and (B) adequate utilities are available (or will be at Closing) at the boundaries of the Land without the need for any third party easements not already unconditionally appurtenant to the Property.

          (v) Buyer shall have obtained, at its sole cost and expense, all zoning, subdivision and environmental permits and approvals and any other applicable permit, approval, consent or license as may be necessary for the Intended Use, including without limitation, approval of the Intended Use by the appropriate governmental authorities and boards and all requisite licensure approvals and for certificates required under applicable law (to the extent the same may pursuant to applicable law be obtained prior to commencement of construction of the project), and the relevant appeal periods for all such permits, approvals, licenses and consents shall have expired without any appeal having been taken. Buyer agrees to use good faith efforts to obtain the same as expeditiously as is reasonably possible and to keep Seller apprised of its efforts in such regard. On or before June 20, 1996, Buyer shall submit to Seller a written notice setting forth the permits and approvals which Buyer then believes will be required hereunder. On or before July 19, 1996, Buyer shall submit to Seller a written notice updating Seller as to the status of the items set forth on the previous notice. Notwithstanding the foregoing, the failure of Buyer to include any permit, approval, consent or license in either such notice shall not be deemed a waiver by Buyer of its rights under this Section to terminate this Agreement in the event that Buyer has not obtained any such permit, approval, consent or license on or before the original or any extended time for Closing.

          (vi) Buyer shall conduct such surveys, analyses, inspections, and tests of the Property as reasonably deemed necessary by the Buyer and shall be satisfied that the soil, topography and other conditions on the Property are suitable for the development of the Property for the Intended Use.

          (vii) Buyer shall have reviewed prior to June 6, 1996 the Declaration and shall be satisfied that the Declaration does not adversely affect the development of the Property for the Intended Use; provided that Seller shall have delivered to Buyer the materials and/or information as set forth in the Declaration on or prior to May 31, 1996.

     If the foregoing conditions specified in subsections (i), (ii), (iii), (iv) and (vi) above are not fully satisfied in a manner which is acceptable to Buyer in its sole discretion on or before July 31, 1996 (or the Closing with respect to the updates set forth in subsections (ii) and (iii)), or June 6, 1996 with respect to subsection (vii), or if any records or documentation or information provided by Seller is unsatisfactory to Buyer, Buyer shall have the right to notify Seller thereof on or before 5:00 p.m. on July 31, 1996 (or the Closing with respect to the updates set forth in subsections (ii) and (iii)), or June 6, 1996 with respect to subsection (vii), which notice shall specify which condition(s) (has) (have) not been satisfied, then this Agreement shall be terminated, and the Deposit and the Non-Refundable Deposit, if paid, together with all interest thereon, shall be immediately refunded to Buyer, whereupon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto except for those obligations which expressly survive the termination hereof.

     If any of the other conditions set forth in Sections 5(a)(ix) or 5(b)(v) are not fully satisfied in a manner which is acceptable to Buyer in its sole discretion on or before the original or any extended time for Closing, Buyer shall notify Seller thereof prior to the Closing Date, which notice shall specify which condition(s) has (have) not been satisfied. In such event, this Agreement shall be terminated, and the Deposit and the Non-Refundable Deposit (in the case of a termination for Seller's failure to comply with Section 5(a)(ix)), if paid, together with all interest thereon, shall be immediately refunded to Buyer, whereupon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto except for those obligations which expressly survive the termination hereof.

     6. CLOSING OBLIGATIONS; ESCROW INSTRUCTIONS.

     (a) Seller's Closing Obligations. On the Closing Date, Seller shall:

          (i) Deliver to Buyer full possession of the Property: (A) in the same condition as it is as of the date hereof subject only to conditions caused by Buyer's exercise of its rights hereunder prior to the Closing, (B) in compliance with all encumbrances expressly permitted by this Agreement, (C) free and clear of all tenants and occupants and (D) subject only to the Permitted Encumbrances. Buyer shall be entitled to an inspection of the Property prior to the Closing Date in order to determine whether the condition thereof complies with the terms of this Section.

          (ii) Deliver to Buyer, in form and substance satisfactory to Buyer, the following:

               (A) a good and sufficient special warranty deed (the "Deed") conveying good and clear record and marketable title to the Property insurable as provided in Section 5(b)(iii) above, which shall convey title free from all liens, encumbrances and encroachments except: (I) provisions of building and zoning laws existing as of the date hereof; (II) ad valorem taxes for the then current fiscal tax period as are not yet due and payable on the Closing Date (which shall be adjusted as provided herein), provided that if the Property is a portion of a larger tax parcel, then Buyer shall take title subject only the proportionate share of such taxes as relate to the Property; (III) such liens for betterment charges as may be assessed on the Property after the Closing Date; (IV) the Permitted Encumbrances; (V) the Declaration of Covenants, Conditions and Restrictions for Independence Park, executed by Seller on February 22, 1996, (the "Declaration"); and (VI) items (not objected to by Buyer as provided herein) shown on the Survey.

               (B) An Assignment of Seller's entire interest in any permits, licenses or approvals affecting the Property, if any, provided, however, in the absence of an express assignment, delivery of the Deed will conclusively be deemed to constitute the assignment of all of such permits, licenses and approvals to Buyer);

               (C) Affidavits to Buyer's title insurer as to parties in possession or with a right to possession of, and mechanic's liens (other than for Buyer's activities) with respect to, the Property, which affidavits shall be sufficient to have the normal printed exceptions with respect to such matters deleted from Buyer's and Buyer's lender's title insurance policy(ies).

               (D) An Affidavit certifying that Seller is not a "foreign person" as of the Closing Date, as provided in Section 4(a)(xv) hereof.

               (E) A certificate by Seller to the effect that all of the representations and warranties set forth in Section 4 remain true and correct as of the Closing Date except to the extent the same may have changed in accordance with the terms and conditions of this Agreement.

               (F) A 1099-B form.

               (G) A W-9 form stating that no backup withholding is necessary to disburse Seller's share, if any, of the interest earned on the Deposit.

               (H) Such documents, certificates and instruments reasonably deemed necessary or appropriate by Buyer's and Seller's counsel to effectuate the transactions which are the subject of this Agreement.

               (I) The Restriction Agreement.

               (J) Such easements and maintenance agreements (in favor of Buyer and Seller) as shall be reasonably necessary for the purposes of consummating the transactions contemplated hereby, in form and substance reasonably satisfactory to each of Buyer and Seller, for access and construction, maintenance and operation of utility lines, provided the same will not violate any Governmental Regulation affecting Independence Park or the Property and, provided further, that the same will not in any way adversely affect Buyer's proposed development of the Property for its Intended Use or Seller's operation of Independence Park.

               (K) All other documents expressly required by this Agreement to be delivered by Seller.

          (iii) To enable Seller to make conveyance as herein provided, at the time of delivery of the Deed, Seller shall use the Purchase Price or any portion thereof to clear title to the Property of any or all monetary liens (unless bonded over to the satisfaction of Buyer's title insurance company), and all instruments so procured shall be recorded simultaneously with the delivery of the Deed, or provisions reasonably satisfactory to Buyer's attorney shall be made prior to the Closing Date for recording thereof as soon as reasonably practicable after the Closing Date.

     (b) Buyer's Closing Obligations. At the Closing, Buyer shall:

          (i) Deliver to Seller, in immediately available funds, the balance of the Purchase Price, as adjusted for apportionment's under Section 2 above.

          (ii) Deliver any other documents expressly required by this Agreement to be delivered by Buyer.

          (iii) A certificate by Buyer to the effect that all of the representations and warranties set forth in Section 4 remain true and correct as of the Closing Date except to the extent the same may have changed in accordance with the terms and conditions of this Agreement.

          (iv) Counterparts of the agreements set forth in Section 6(a)(ii)(J) hereof.

          (v) Such documents, certificates and instruments reasonably deemed necessary or appropriate by Seller's and Buyer's counsel to effectuate the transactions which are the subject of this Agreement.

     7. ADDITIONAL OBLIGATIONS.

     (a) Agreement of Plans. Buyer acknowledges and agrees that the exterior of the project shall conform in all reasonable respects with the architectural integrity of Independence Park, provided the same shall not result in any material increase in the cost of construction of the project as originally intended. Buyer and Seller shall use good faith efforts to agree on Buyer's plans for the exterior of the project. In the event that Buyer and Seller are unable to so agree on or before July 31, 1996 notwithstanding their use of good faith efforts to do so, then Buyer and Seller shall have the right to terminate this Agreement by written notice given within five (5) business days thereafter, in which event the Escrow Agent shall return to Buyer the Deposit, together with accrued interest thereon, and the obligations of all parties hereunder shall cease except for those obligations which expressly survive the termination hereof.

     (b) Right of First Refusal

          (i) In the event that at any time after the date hereof, in the case of a nursing home, or after the Restriction Period, in the case of an independent or assisted living facility, Seller receives a bona fide third party offer to purchase any portion of the Remaining Land for the purpose of developing, constructing or operating any independent or assisted living facility or nursing home, which offer Seller intends to accept, Seller shall promptly notify Buyer and identify the property available (the "Offered Property") and shall set forth the terms and conditions on which it is willing to sell the Offered Property. Buyer may, by written notice to Seller (the "Election

Notice") given within fifteen (15) days after receipt of such notice, elect to purchase the Offered Property on the terms so offered by Seller (the "Offered Terms").

          (ii) If Buyer elects to purchase the Offered Property, Buyer and Seller shall enter into an agreement (the "First Refusal Agreement") incorporating the terms contained in Seller's notice, except that in the event that any offer or intends to construct a nursing home on the Offered Property and has obtained (or has made arrangements to obtain) a Certificate of Need therefor, then (A) Buyer and Seller shall enter into the first Refusal Agreement within thirty (30) days after the date of the Election Notice, and (B) Buyer shall, during such thirty (30) day period, begin to diligently pursue obtaining (or making arrangements to obtain) a Certificate of Need. In such case, the First Refusal Agreement shall incorporate the terms contained in Seller's notice. Buyer shall be entitled to any due diligence periods or contingencies set forth in Seller's notice, and in addition, shall have an additional contingency for the sole purpose of enabling Buyer to obtain (or make arrangements to obtain) a Certificate of Need, which additional contingency shall be for a period of one hundred eighty (180) days from the date of the Election Notice. In the event that Buyer does not elect to purchase the Offered Property, Seller may sell the Offered Property on the Offered Terms. In the event that Seller does not so sell the Offered Property on the Offered Terms, Seller must notify Buyer of any new terms upon which Seller desires to sell the offered Property, and Buyer's right of first refusal hereunder shall thereupon be revised with respect to such new terms.

     (c) Term of Right of First Refusal. The right of first refusal set forth in subsection (b) above shall expire, in the case of an independent or assisted living facility, on the earlier to occur of (i) two (2) years after the Restriction Period; (ii) the Outside Date; (iii) with respect to any particular Offered Property, the Buyer's election not to exercise its rights hereunder to purchase the same; provided, and on the condition that, the Seller shall only be entitled to sell, and shall have sold, the Offered Property on the Offered Terms; or (iv) in the event that the Closing does not occur, upon the termination of this Agreement. The right of first refusal shall expire, in the case of a nursing home, on the earlier to occur of (w) six (6) years after the Closing; (x) the Outside Date; (y) with respect to any particular Offered Property, the Buyer's election not to exercise its rights hereunder to purchase the same; provided, and on the condition that, the Seller shall only be entitled to sell, and shall have sold, the Offered Property on the Offered Terms; or (z) in the event that the Closing does not occur, upon the termination of this Agreement.

     8. CONDEMNATION. In the event that all or any part of the Property shall be acquired or condemned for any public or quasi-public use or purpose, or if any acquisition or condemnation proceedings shall be threatened or begun prior to the Closing, Buyer shall have the option to either terminate this Agreement, in which event the Escrow Agent shall return to Buyer the Deposit, together with accrued interest thereon, and the obligations of all parties hereunder shall cease except for those obligations which expressly survive the termination hereof, or to proceed, subject to all other terms, covenants, conditions, representations and warranties of this Agreement, to the Closing and receive title to the Property, receiving, however, any and all damages, awards or other compensation arising from or attributable to such acquisition or condemnation proceedings. Buyer shall have the right to participate in any such proceedings.

     9. FAILURE OR INABILITY TO PERFORM; DEFAULTS; REMEDIES.

     (a) Seller's Default (i) If, on the Closing Date, (A) Seller shall be unable to give title or make conveyance or deliver possession of the Property as required by this Agreement or to satisfy any of the terms and conditions precedent to Closing set forth herein, or (B) any of Seller's warranties and representations contained herein are not fully accurate as of the Closing Date (collectively, "Seller's Obligations"), the time for performance hereunder shall be extended for such period, not to exceed ninety (90) days, as shall be reasonably specified by Buyer, and Seller use diligent efforts to satisfy and perform all of Seller's Obligations. If; at the expiration of such extended time for performance, despite having used such diligent efforts Seller shall remain unable satisfy and perform all of Seller's Obligations, then Buyer shall have the option, at Buyer's sole discretion: (I) to terminate this Agreement by notice given to Seller, whereupon the Deposit and the Non-Refundable Deposit (if paid), together with all interest and other sums paid by Buyer hereunder, shall be promptly refunded by Buyer and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto, excluding, however, those provisions hereof which are expressly provided herein to survive termination of the Agreement, or (II) to accept title to the Property as provided in Section 9(a)(ii) below. In the event that Seller seeks relief as a debtor under any applicable law, including without limitation the federal bankruptcy code, or upon the involuntary commencement of any such proceeding, Buyer shall have the right of possession of the Property pending the Closing and shall be entitled to any and all rights pursuant to 11 U.S.C. ss.365(i)and (ii). In the event of any default hereunder by Seller (i.e., Seller's failure to perform its obligations hereunder where such failure is not excused by any of the express terms of this Agreement) Buyer's sole remedy (subject to the next succeeding sentence) shall be the right to obtain specific performance, it being mutually agreed that Buyer's damages would be difficult to ascertain. In the event that specific performance is not available for any reason, Seller shall reimburse Buyer on demand for all costs and expenses incurred in connection with its proposed acquisition and development of the Property including, without limitation, reasonable attorneys fees and disbursements.

          (ii) Buyer shall have the election, at the original or at any extended time for Closing, to accept such title to, and possession of; the Property as Seller can deliver in its then condition and to thereupon pay the Purchase Price without any deductions, except such amount necessary to remove all mortgages, liens or encumbrances which secure the payment of money and such adjustments computed in accordance with Section 2(b) above, in which case Seller shall convey such title.

     (b) Buyer's Default. If Buyer shall fail to fulfill its agreements herein on the Closing Date, Seller's sole and exclusive remedy shall be to retain the Deposit (and the Non-Refundable Deposit, if paid) and any interest thereon as full and complete liquidated damages, both at law and in equity, whereupon this Agreement shall terminate without further recourse to either party except for those obligations which expressly survive the termination hereof. In addition, nothing contained herein shall be construed so as to prevent Seller from negotiating and/or accepting another offer to sell and/or lease all or any part of the Property to any third parry, after Buyer's default under this Agreement.

     10. MISCELLANEOUS.

     (a) Tax Identification Number. Seller warrants and represents that Seller's federal tax identification number is ###-##-####, and Buyer warrants and represents that Buyer's federal tax identification number is ###-##-####. Seller and Buyer each acknowledge that the foregoing information will be relied upon in reporting the transactions contemplated hereby to appropriate governmental authorities.

     (b) Agreement Not an Offer. The submission of any draft of this Agreement or any portion thereof does not constitute an offer to buy the Property, it being acknowledged and agreed that neither Buyer nor Seller shall be legally obligated with respect to the purchase or sale of the Property unless and until this Agreement has been executed by both Buyer and Seller and a fully executed copy has been delivered to each of Buyer and Seller.

     (c) Exhibits. The Exhibits attached hereto are incorporated herein by this reference and made a part hereof.

     (d) Notices. All notices or communications required or permitted hereunder shall be in writing and delivered by hand or mailed by certified mail, return receipt requested, postage and registration or certification charges prepaid, or by nationally recognized overnight courier service, or by telefax, to the party entitled thereto as follows:

          If to Seller:

          Mr. Gary Hock
          c/o Hock Development Corporation
          4117 North Roxboro Road
          Durham, North Carolina 27704
          Fax No.: (919)471-6140

          with a courtesy copy to:

          Hutson Hughes & Powell, P.A.
          300 West Morgan Street

          Suite 1500
          Durham, North Carolina 27702
          Attention: Stephanie C. Powell, Esq.
          Fax No.: (919)683-1276

          If to Buyer:

          CareMatrix Corporation
          197 First Avenue
          Needham, MA 02194
          Attention: Ronald K. DeCola
                     Richard P. Zermani, Esq.
          Fax No.: (617)433-1190

          with a courtesy copy to:

          CareMatrix Corporation
          197 First Avenue
          Needham, MA 02194
          Attention: James M. Clary, III, Esq.
          Fax No.: (617)433-1190

or such other party(ies), address(es) or telefax number(s) as either parry shall specify by written notice to the other from time to time. Any such notice or communication shall be deemed to have been given as of the date of its receipt or delivery.

     (e) Broker. Each of Buyer and Seller hereby represents, covenants and warrants to the other that the party so representing has dealt with no broker or other person entitled to a commission in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby. Further, each of Buyer and Seller agrees to indemnify and hold harmless the other from any loss, cost or expense which such non-indemnifying party may incur as a result of any ina ccuracy in the other party's warranties and representations as set forth in the prior sentence.

     (f) Entire Agreement: Rules of Construction. This Agreement may be executed in multiple counterparts; sets forth the entire agreement between the parties; merges all prior and contemporaneous agreements, understandings, warranties, or representations,; shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and may be canceled, modified or amended only by a written instrument executed by both Seller and Buyer. The captions and section headings are used only as a matter of convenience and are not to be considered a part of this Agreement or to be used in determining the intent of the parties.

     (g) Further Assurances. Upon Buyer's request, Seller agrees to execute and deliver to Buyer such additional instruments, certificates and documents as Buyer may reasonably require, whether or not after the Closing Date, in order to provide Buyer with the rights and benefits to which Buyer is entitled under this Agreement.

     (h) Notice of Agreement. Buyer shall have the right to record and Seller agrees to execute and acknowledge a notice or memorandum of agreement provided that a termination memorandum is also executed, and held in escrow by Seller's counsel. Seller's counsel shall hold such memorandum in escrow pending instructions from each of Seller and Buyer that this Agreement has terminated and that such memorandum may be recorded.

     (i) Time of the Essence. Time is of the essence for each and every date set forth in this Agreement. In the event that the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday, then the same shall be extended to the next business day.

     (j) Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each party had signed the same document. All counterparts shall be construed together and shall constitute an agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed by their respective duly authorized representatives, as an instrument under seal as of the day and year first above written.

WITNESSES:                                 BUYER:

                                           CAREMATRIX CORPORATION

[ILLEGIBLE]                                By: /s/ Andrew Gosman
-----------------------------                 ---------------------------
                                           Name:   Andrew Gosman
                                           Title:  President

                                           SELLER:

[ILLEGIBLE]                                /s/ Gary M. Hock
-----------------------------              ------------------------------
                                           GARY M. HOCK

                                           ESCROW AGENT:

                                           FIRST AMERICAN TITLE INSURANCE
                                               COMPANY

/s/ Marybeth Russo                         By: /s/ Annette Bennett
-----------------------------                 ---------------------------
                                           Name: Annette Bennett
                                           Title: Vice President

                                   Exhibit 1.1

                             [Property Description]

                                  [Lot Diagram]